EXHIBIT 99.1
Forterra Announces Third Quarter 2021 Results

Irving, TX - GLOBE NEWSWIRE – October 27, 2021 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter ended September 30, 2021.

Third Quarter 2021 Highlights

•Increased net sales by 15.1% to $526.6 million as compared to $457.6 million in the prior year quarter
•Gross profit of $116.6 million as compared to $126.3 million in the prior year quarter
•Net income for the quarter increased to $35.8 million from $28.8 million in the prior year quarter
•Adjusted EBITDA1 of $96.2 million as compared to $99.0 million in the prior year quarter
•Maintained net leverage ratio2 at 3.4x as of the end of the quarter

Forterra CEO Karl Watson, Jr. commented, “Overall, I am pleased with our results for the third quarter, as we delivered strong net sales growth while carefully managing a dynamic and volatile supply chain and cost environment. Our team showed the necessary agility to navigate through an extremely challenging atmosphere of supply chain disruptions and cost inflation. While the industry still faces these ongoing issues, I believe we have taken the right steps to capture the growth momentum in our various end-markets, offset the higher costs of doing business, and further enhance our relationships with customers.”

Mr. Watson continued, “Specifically with respect to the third quarter, as we previously anticipated, the sharply escalated costs in raw materials, freight, and labor have further negatively impacted our profitability, particularly in our Water segment. That being said, despite the year-over-year decline in Water segment Adjusted EBITDA, our Water segment still reported meaningful improvements in profitability when comparing to the third quarter in 2019, when we began the execution of our five improvement pillars. During this time frame, the industry average price for scrap metal (our largest cost input) increased by more than 50%, yet our Water segment’s EBITDA and Adjusted EBITDA increased by 27% and 28%, respectively.
1 Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. A reconciliation of non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA margin, to comparable GAAP financial measures is provided in the Reconciliation of Non-GAAP Measures section of this press release.
2 Ratio represents net debt divided by adjusted EBITDA for the last twelve-month period. Net debt and adjusted EBITDA are non-GAAP measures and a reconciliation thereof to comparable GAAP financial measures is provided in the Reconciliation of Non-GAAP Measures section of this press release

This growth demonstrates that the investments we made over the past two years and the continuous execution on our improvement pillars have made us a stronger and better company, especially during such challenging times. I am very proud of what our team has achieved, and I want to thank them again for their continued support and dedication.”

Segment Results
Drainage Pipe & Products (“Drainage”) - Key Financial Statistics:

Key Financial Statistics ($ in millions)	Q3 2021	Q3 2020[3]

Net Sales	$299.4	$261.1
Gross Profit	81.6	73.7
EBITDA	75.6	66.8
Adjusted EBITDA[1]	77.6	70.4
Gross Profit Margin	27.3%	28.2%
Adjusted EBITDA Margin[1]	25.9%	27.0%

[3] During the fourth quarter of 2020, the Company reclassified the pressure pipe business from Water segment to Drainage segment to better align with its organizational structure. As a result, historical segment data was updated to reflect the current segment compositions.

Drainage net sales for the quarter increased by 14.6%, or $38.3 million, to $299.4 million as compared to $261.1 million in the prior year quarter. The increase was primarily driven by higher shipment volumes year-over-year, coupled with a slight increase in average selling prices. Strong demand across all of Drainage’s end-markets supported the year-over-year volume growth. Our sales backlogs in Drainage at the end of the quarter were higher compared to the prior year quarter.

Drainage gross profit and gross profit margin were $81.6 million and 27.3%, compared to $73.7 million and 28.2%, respectively, in the prior year quarter. The increase in gross profit was primarily driven by higher shipment volumes. The slight decline in gross margin was primarily driven by higher raw material costs, delivery costs, and wage increases, partially offset by improved plant-level operational efficiency, better absorption of manufacturing costs due to higher production volumes, and higher average selling prices.

Drainage EBITDA, Adjusted EBITDA and Adjusted EBITDA margin during the quarter were $75.6 million, $77.6 million and 25.9%, respectively, compared to $66.8 million, $70.4 million and 27.0%, respectively, in the prior year quarter. These results reflect the same dynamics as discussed above in the gross profit and gross profit margin analysis.

Water Pipe & Products (“Water”) - Key Financial Statistics:

Key Financial Statistics ($ in millions)	Q3 2021	Q3 2020[3]

Net Sales	$227.2	$196.4
Gross Profit	35.0	52.6
EBITDA	32.0	45.0
Adjusted EBITDA[1]	32.4	45.0
Gross Profit Margin	15.4%	26.8%
Adjusted EBITDA Margin[1]	14.3%	22.9%

Water net sales for the quarter increased by 15.7%, or $30.8 million, respectively, to $227.2 million, as compared to $196.4 million in the prior year quarter. The year-over-year increase was driven by both higher average selling prices and higher shipment volumes. Our sales backlogs in Water at the end of the quarter were significantly higher compared to the prior year quarter.

Water gross profit and gross profit margin for the quarter were $35.0 million and 15.4%, respectively, as compared to $52.6 million and 26.8%, respectively, in the prior year quarter. The decline in the quarter’s gross profit and gross profit margin were primarily caused by substantially inflated scrap metal costs, significant increases in other material costs used in the manufacturing of ductile iron pipe, higher labor costs, and a substantial increase in freight cost year-over-year. While previous selling price increases have been well executed and are being realized as expected, the price increases have only partially offset the more sudden onset of higher costs.

Water EBITDA, Adjusted EBITDA and Adjusted EBITDA margin during the quarter were $32.0 million, $32.4 million and 14.3%, respectively, compared to $45.0 million, $45.0 million and 22.9%, respectively, in the prior year quarter. These results reflect the same dynamics as discussed above in the gross profit and gross profit margin analysis. In addition, the Water segment’s selling, general and administrative expenses decreased year-over-year primarily due to a non-recurring legal accrual that was recorded in the prior year quarter and not in the current year quarter.

Corporate and Other (“Corporate”)
Corporate EBITDA and Adjusted EBITDA loss for the quarter were $18.3 million and $13.8 million, respectively, compared to $30.6 million and $16.3 million, respectively, in the prior year quarter. During the prior year quarter, the Company recorded a $11.5 million loss on extinguishment of debt as a result of its prepayments of long-term debt and the consequent write-offs of the corresponding debt issuance costs in connection with the issuance and use of proceeds from our senior secured notes. Excluding this non-recurring charge that impacted the prior year quarter, both EBITDA and Adjusted EBITDA loss for the current year quarter were slightly lower than the prior year’s and are generally in line with management’s expectations for the year.

Balance Sheet and Liquidity
As of September 30, 2021, the Company had cash of $24.0 million and total debt of $905.4 million, which was comprised of $500 million in senior secured notes due in July 2025, $405.4 million in term loan due in October 2023, and no outstanding borrowings under its $350 million asset-based revolving credit facility. The Company maintained its net leverage ratio2 at 3.4x at September 30, 2021 and remains focused on further deleveraging while prudently investing in growth opportunities.

Update on Proposed Transaction with Quikrete
The Company remains committed to completing the proposed merger and delivering the benefits of the transaction to Forterra’s shareholders. Completion of the pending transaction is subject to certain regulatory approvals, among other conditions set forth in the merger agreement dated February 19, 2021. Integration planning is underway.

As previously disclosed in the Company’s current report on Form 8-K dated May 3, 2021, on April 30, 2021 the Company and Quikrete received a request for additional information and documentary material from the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the parties are currently working with the Department of Justice to gain the necessary approvals to complete the proposed transaction. The Company is aiming to achieve the necessary approvals to permit it to complete the transaction by the end of 2021 or shortly thereafter.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and stormwater systems. Based in Irving, Texas, Forterra’s product breadth and scale help make it a preferred supplier for water-related pipe and products, serving a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements.

Some of the risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements include risks and uncertainties relating to the pending merger with an affiliate of Quikrete Holdings, Inc.; the impacts of the COVID-19 pandemic; the level of construction activity, particularly in the residential construction and non-residential construction markets; government funding of infrastructure and related construction activities; the highly competitive nature of our industry and our ability to effectively compete; the availability and price of the raw materials we use in our business; the ability to implement our growth strategy; our dependence on key customers and the absence of long-term agreements with these customers; the level of construction activity in Texas; energy costs; disruption at one or more of our manufacturing facilities or in our supply chain; construction project delays and our inventory management; our ability to successfully integrate acquisitions; labor disruptions and other union activity; a tightening of mortgage lending or mortgage financing requirements; compliance with environmental laws and regulations; compliance with health and safety laws and regulations and other laws and regulations to which we and our products are subject to; our dependence on key executives and key management personnel; our ability, or that of the customers with which we work, to retain and attract additional skilled and non-skilled technical or sales personnel; credit and non-payment risks of our customers; warranty and related claims; legal and regulatory claims; the seasonality of our business and its susceptibility to adverse weather; our contract backlog; our ability to maintain sufficient liquidity and ensure adequate financing or guarantees for large projects; delays or outages in our information technology systems and computer networks; security breaches in our information technology systems and other cybersecurity incidents and additional factors discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

EXHIBIT 99.1
FORTERRA, INC.
Consolidated Statements of Operations
(in millions, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Net sales	$526.6	$457.6	$1,387.6	$1,214.6
Cost of goods sold	410.0	331.3	1,069.2	924.0
Gross profit	116.6	126.3	318.4	290.6
Selling, general & administrative expenses	(51.8)	(57.1)	(163.1)	(164.6)
Impairment and exit charges	—	(1.4)	(0.5)	(2.5)
Other operating income (expense), net	0.4	0.2	12.9	(0.4)
	(51.4)	(58.3)	(150.7)	(167.5)
Income from operations	65.2	68.0	167.7	123.1

Other income (expense)
Interest expense	(19.0)	(20.1)	(56.4)	(60.5)
Loss on extinguishment of debt	—	(11.5)	—	(11.5)
Earnings from equity method investee	3.3	2.3	9.5	8.2
Income before income taxes	49.5	38.7	120.8	59.3
Income tax expense	(13.7)	(9.9)	(30.3)	(17.4)
Net income	$35.8	$28.8	$90.5	$41.9

Earnings per share:
Basic	$0.53	$0.44	$1.36	$0.64
Diluted	$0.51	$0.42	1.30	0.62

Weighted average common shares outstanding:
Basic	66.9	65.3	66.6	65.1
Diluted	69.8	68.7	69.6	67.9

FORTERRA, INC.
Consolidated Balance Sheets
(in millions)

	September 30, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$24.0	$25.7
Receivables, net	345.8	227.9
Inventories	254.8	222.9
Prepaid expenses	9.2	8.0
Other current assets	1.9	2.0
Total current assets	635.7	486.5
Non-current assets
Property, plant and equipment, net	451.1	451.1
Operating lease right-of-use assets	53.8	54.4
Goodwill	509.7	509.1
Intangible assets, net	77.5	101.4
Investment in equity method investee	48.8	48.3
Other long-term assets	4.3	5.0
Total assets	$1,780.9	$1,655.8

LIABILITIES AND EQUITY
Current liabilities
Trade payables	$166.3	$134.1
Accrued liabilities	117.7	115.8
Deferred revenue	11.6	8.2
Current portion of long-term debt	12.5	12.5
Current portion of tax receivable agreement	8.3	8.3
Total current liabilities	316.4	278.9
Non-current liabilities
Long-term debt	881.3	887.5
Long-term finance lease liabilities	142.5	142.2
Long-term operating lease liabilities	50.8	50.9
Deferred tax liabilities	10.0	9.7
Other long-term liabilities	32.4	36.9
Long-term tax receivable agreement	55.9	55.9
Total liabilities	1,489.3	1,462.0
Equity
Common stock, $0.001 par value, 190,000 shares authorized; 66,960 and 65,981 shares issued and outstanding	—	—
Additional paid-in-capital	260.2	252.6
Accumulated other comprehensive loss	(7.2)	(6.9)
Retained earnings (deficit)	38.6	(51.9)
Total shareholders' equity	291.6	193.8
Total liabilities and shareholders' equity	$1,780.9	$1,655.8

FORTERRA, INC.
Consolidated Statements of Cash Flows
(in millions)

	Nine months ended
	September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)
Net income	$90.5	$41.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization expense	61.8	67.3
(Gain) loss on disposal of property, plant and equipment	(10.3)	1.9
Loss on extinguishment of debt	—	11.5
Amortization of debt discount and issuance costs	3.7	5.3
Stock-based compensation expense	6.8	7.8
Impairment charges	0.4	1.3
Earnings from equity method investee	(9.5)	(8.2)
Distributions from equity method investee	9.0	7.5
Unrealized (gain) loss on derivative instruments, net	(0.2)	0.9
Unrealized foreign currency (gain) loss, net	(0.1)	0.3
Provision for doubtful accounts	1.1	0.2
Deferred taxes	0.3	(3.5)
Other non-cash items	1.7	3.8
Change in assets and liabilities:
Receivables, net	(116.8)	(71.2)
Inventories	(30.7)	18.8
Other current assets	(1.1)	6.3
Accounts payable and accrued liabilities	29.8	59.3
Other assets and liabilities	(0.7)	11.4
NET CASH PROVIDED BY OPERATING ACTIVITIES	35.7	162.6

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets	(42.4)	(15.5)
Proceeds from sale of fixed assets[1]	21.2	10.7
Business combinations, net of cash acquired	(7.0)	—
NET CASH USED IN INVESTING ACTIVITIES	(28.2)	(4.8)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from senior secured notes	—	500.0
Payment of debt issuance costs	—	(11.3)
Repayments of term loans	(9.4)	(644.9)
Proceeds from revolver	40.0	180.0
Repayments of revolver	(40.0)	(180.0)
Proceeds from issuance of common stock	3.5	2.3
Payment pursuant to tax receivable agreement	—	(4.4)
Other financing activities	(3.3)	(1.2)
NET CASH USED IN FINANCING ACTIVITIES	(9.2)	(159.5)
Effect of exchange rate changes on cash	—	(0.3)
Net change in cash and cash equivalents	(1.7)	(2.0)
Cash and cash equivalents, beginning of period	25.7	34.8
Cash and cash equivalents, end of period	$24.0	$32.8

SUPPLEMENTAL DISCLOSURES:
Cash interest paid	$58.4	$44.3
Income taxes paid, net	26.1	8.8

Additional Statistics
(unaudited)

Reconciliation of Non-GAAP Measures
In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate Adjusted EBITDA as the sum of net income (loss), before interest expense (including (gains) losses from extinguishment of debt), depreciation and amortization, income tax benefit (expense) and before (gains) losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin, non-cash compensation expense and pro-rata share of Adjusted EBITDA from equity method investee, minus earnings from equity method investee. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and Adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and Adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and Adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and Adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, Adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, Adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, Adjusted EBITDA and Adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

This release also presents both GAAP and non-GAAP financial measures on a last twelve month (“LTM”) basis. Information presented for LTM periods that are not fiscal years (i.e., the period ended Q3 2021) reflect unaudited trailing four quarter financial information calculated by starting with the results from the most recent audited fiscal year included in such LTM period and then (x) adding quarterly information for subsequent fiscal quarters and (y) subtracting quarterly information for the corresponding prior year periods. For example, LTM Q3 2021 has been calculated by starting with the data from the year ended December 31, 2020 and then adding data for the nine months ended Q3 2021, followed by subtracting data for the nine months ended Q3 2020. This presentation is not in accordance with GAAP. However, we believe this information is useful to investors as we use it to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. We also use such LTM financial data to test compliance with covenants under our debt facilities. This presentation has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Please see our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the relevant periods for the historical amounts used to calculate the LTM information presented.

This release also includes Net debt, a non-GAAP measure that represents the sum of long-term debt, the current portion of long-term debt, debt issuance cost and original issue discount and finance lease liabilities less cash and cash equivalents. Management uses net debt as one of the means by which it assesses financial leverage, and it is therefore useful to investors in evaluating our business using the same measures as management. Net debt is also useful to investors because it is often used by securities analysts and other interested parties in evaluating our business. Net debt does however have certain limitations and should not be considered as an alternative to or in isolation from long-term debt or any other measure calculated in accordance with GAAP.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using non-GAAP measures as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

FORTERRA, INC.
Reconciliation of net income to adjusted EBITDA
(in millions)

	Three months ended		Nine months ended		Twelve months ended
	Sept. 30, 2021	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020	Sept. 30, 2021	December 31, 2020
Net income	$35.8	$28.8	$90.5	$41.9	$113.1	$64.5
Interest expense	19.0	20.1	56.4	60.5	75.8	79.9
Depreciation & amortization	20.8	22.4	61.8	67.3	84.0	89.5
Income tax expense	13.7	9.9	30.3	17.4	21.3	8.4
EBITDA[1]	89.3	81.2	239.0	187.1	294.2	242.3
(Gain) loss on sale of property, plant & equipment, net	0.6	0.6	(10.3)	2.0	(11.6)	0.6
(Gain) loss on extinguishment of debt	—	11.5	—	11.5	0.8	12.3
Impairment & exit charges[2]	—	1.4	0.1	3.5	0.2	3.9
Transaction costs[3]	3.2	1.0	8.3	5.5	8.0	5.3
Non-cash compensation[4]	2.0	2.3	6.8	7.8	8.5	9.5
Other[5]	0.2	—	0.2	—	1.8	1.2
Earnings from equity method investee[6]	(3.3)	(2.3)	(9.5)	(8.2)	(12.6)	(11.3)
Pro-rata share of Adjusted EBITDA from equity method investee[7]	4.2	3.3	12.2	11.1	16.2	15.2
Adjusted EBITDA	$96.2	$99.0	$246.8	$220.3	$305.5	$279.0
Adjusted EBITDA margin	18.3%	21.6%	17.8%	18.1%	17.3%	17.5%

1For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.
2Impairment or abandonment of long-lived assets and other exit charges.
3Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.
4Non-cash equity compensation expense.
5Other includes one-time charges such as executive severance costs, as well as inter-segment charges that are eliminated upon consolidation.
6Net income from Forterra's 50% ownership in the Concrete Pipe & Precast LLC ("CP&P") joint venture accounted for under the equity method of accounting.
7Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

FORTERRA, INC.
Reconciliation of segment EBITDA to segment adjusted EBITDA
(in millions)

Three months ended September 30, 2021	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$75.6	$32.0	$(18.3)	$89.3
Loss on sale of property, plant & equipment, net	0.1	0.5	—	0.6
Impairment and exit charges[2]	—	—	—	—
Transaction costs[3]	—	—	3.2	3.2
Non-cash compensation[4]	0.4	0.3	1.3	2.0
Other[5]	0.6	(0.4)	—	0.2
Earnings from equity method investee[6]	(3.3)	—	—	(3.3)
Pro-rata share of Adjusted EBITDA from equity method investee[7]	4.2	—	—	4.2
Adjusted EBITDA	$77.6	$32.4	$(13.8)	$96.2
Adjusted EBITDA margin	25.9%	14.3%	NM	18.3%

Net sales	$299.4	$227.2	$—	$526.6
Gross profit	81.6	35.0	—	116.6

Three months ended September 30, 2020	Drainage Pipe & Products(a)	Water Pipe & Products(a)	Corporate and Other	Total
EBITDA[1]	$66.8	$45.0	$(30.6)	$81.2
Loss on sale of property, plant & equipment, net	0.4	0.2	—	0.6
Loss on extinguishment of debt	—	—	11.5	11.5
Impairment and exit charges[2]	1.4	—	—	1.4
Transaction costs[3]	—	—	1.0	1.0
Non-cash compensation[4]	0.4	0.2	1.7	2.3
Other[5]	0.4	(0.4)	—	—
Earnings from equity method investee[6]	(2.3)	—	—	(2.3)
Pro-rata share of Adjusted EBITDA from equity method investee[7]	3.3	—	—	3.3
Adjusted EBITDA	$70.4	$45.0	$(16.4)	$99.0
Adjusted EBITDA margin	27.0%	22.9%	NM	21.6%

Net sales	$261.2	$196.4	$—	$457.6
Gross profit	73.7	52.6	—	126.3

Nine months ended September 30, 2021	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$186.1	$112.3	$(59.4)	$239.0
(Gain) loss on sale of property, plant & equipment, net	(11.0)	0.7	—	(10.3)
Impairment and exit charges[2]	—	0.1	—	0.1
Transaction costs[3]	—	—	8.3	8.3
Non-cash compensation[4]	1.5	1.3	4.0	6.8
Other[5]	1.4	(1.2)	—	0.2
Earnings from equity method investee[6]	(9.5)	—	—	(9.5)
Pro-rata share of Adjusted EBITDA from equity method investee[7]	12.2	—	—	12.2
Adjusted EBITDA	$180.7	$113.2	$(47.1)	$246.8
Adjusted EBITDA margin	24.1%	17.8%	NM	17.8%

Net sales	$749.8	$637.8	$—	$1,387.6
Gross profit	194.9	123.6	(0.1)	318.4

Nine months ended September 30, 2020	Drainage Pipe & Products(a)	Water Pipe & Products(a)	Corporate and Other	Total
EBITDA[1]	$147.8	$110.0	$(70.7)	$187.1
Loss on sale of property, plant & equipment, net	1.7	0.3	—	2.0
Loss on extinguishment of debt	—	—	11.5	11.5
Impairment and exit charges[2]	2.4	1.1	—	3.5
Transaction costs[3]		—	5.5	5.5
Non-cash compensation[4]	1.4	0.8	5.6	7.8
Other[5]	1.2	(1.2)	—	—
Earnings from equity method investee[6]	(8.2)	—	—	(8.2)
Pro-rata share of Adjusted EBITDA from equity method investee[7]	11.1	—	—	11.1
Adjusted EBITDA	$157.4	$111.0	$(48.1)	$220.3
Adjusted EBITDA margin	23.3%	20.6%	NM	18.1%

Net sales	$676.5	$538.1	$—	$1,214.6
Gross profit	166.4	124.2	—	290.6

(a)During the fourth quarter of 2020, the Company reclassified the pressure pipe business from Water segment to Drainage segment to better align with its organizational structure. As a result, historical segment data was updated to reflect the current segment compositions.
1For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.
2Impairment or abandonment of long-lived assets and other exit charges.
3Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.
4Non-cash equity compensation expense.
5Other includes inter-segment charges that are eliminated upon consolidation.
6Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting.
7Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

Reconciliation of Long-Term Debt to Total Debt and Net Debt
(in millions)

September 30,
2021
Long-term debt	$881.3
Current portion of long-term debt	12.5
Carrying value of long-term debt	893.8
Add: Debt issuance cost and original issuance discount	11.6
Gross value of long-term debt	905.4
Add: Short-term finance lease liabilities	17.8
Long-term finance lease liabilities	142.5
Total debt	1,065.7
Less: Cash and cash equivalents	(24.0)
Net debt	$1,041.7

Source: Forterra, Inc.

Company Contact Information:
Charlie Brown
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com